Exhibit 99.1

Mead Johnson Reports Solid Third Quarter Results;
Narrows Full-Year 2009 Guidance to Top End of Range

GLENVIEW, Ill.--(BUSINESS WIRE)--October 22, 2009--Mead Johnson Nutrition Company (NYSE: MJN) announced today its financial results for the third quarter ended Sept. 30, 2009, including:

  GAAP earnings of $0.48 per diluted share, down from $0.61 a year ago, reflecting the impact of higher interest expense and shares outstanding in 2009.
  Non-GAAP(1) earnings of $0.53 per diluted share, up from $0.50 last year, driven by lower commodity costs, partially offset by the impact of a stronger dollar and greater investments in advertising and promotion.
  GAAP sales down 6 percent quarter-over-quarter; non-GAAP constant dollar sales down 1 percent, as growth in emerging markets in Asia and Latin America was offset by customer inventory adjustments and lower demand in the United States and Europe.
  Full-year 2009 non-GAAP EPS guidance narrowed to $2.20 to $2.25, the top end of the previous range of $2.15 to $2.25. This compares with non-GAAP EPS of $1.90 in 2008.
  GAAP EPS guidance narrowed to $2.06 to $2.11, which compares with GAAP EPS of $2.32 in 2008.

(1)Mead Johnson, formerly a wholly owned subsidiary of Bristol-Myers Squibb Company (BMS), completed its initial public offering (IPO) in February 2009. Results for 2008 and 2009 have been adjusted for the factors affecting comparability due to the IPO and other specified items and are, therefore, adjusted non-GAAP (non-GAAP) financial measures. See “Factors Affecting Comparability – Adjusted Non-GAAP Financial Measures” and the detailed reconciliation of GAAP and non-GAAP results included in this release.

“Our solid performance in the third quarter reflects the success of our global growth strategies,” said Mead Johnson Chief Executive Officer Stephen W. Golsby. “Our sales performance in constant dollars reflects continued double-digit growth in Asia and Latin America, as we continue to launch new products, strengthen our marketing programs and expand our distribution footprint in China. In the United States, we brought three more product innovations to market, including Enfamil Premium in a new, recyclable package. This offering saves the consumer money and reduces packaging waste, while providing the same trusted nutritional product parents have come to expect from Mead Johnson. We are also using television advertising for the first time in the United States to communicate Enfamil Premium’s clinically proven Triple Health Guard™ benefits of brain and eye development, immunity and growth.”

“Our cash balance at the end of September stood at $597 million, up from $577 million at the end of June,” Golsby added. “The increase was driven by a combination of strong earnings and good working capital management, which more than offset the $86 million in dividend payments and pension plan contributions made in the quarter. Looking at our balance sheet, we are considering options to refinance approximately $1.75 billion of debt, which is held by Bristol-Myers Squibb, to take advantage of the current lower interest rate environment. Our ability to access the capital markets marks another important milestone for Mead Johnson as a public company.”

Third Quarter GAAP Results
Net sales for the third quarter of 2009 totaled $699.8 million, down 6 percent from $742.8 million a year-ago. Sales were reduced by 7 percent from volume and 4 percent from foreign exchange, which offset the 5 percent increase from price. Earnings before interest and income taxes (EBIT) totaled $159.7 million, down from $163.7 million a year earlier. Total operating expenses increased to $295.5 million, up from $291.2 million. EBIT margin increased 80 basis points to 22.8 percent in the third quarter of 2009, driven primarily by the effect of lower commodity costs on gross margin, partially offset by higher expense spending as a percent of sales, including higher costs of being a public company. Results for 2009 include $15.9 million of costs associated with the IPO, separation from BMS’s IT systems and other specified costs. Results for 2008 include $13.8 million of IPO costs. Interest expense in the third quarter of 2009 totaled $23.0 million, compared with $11.9 million a year ago.

Net earnings attributable to shareholders for the third quarter of 2009 totaled $97.6 million, or $0.48 per diluted share, compared with $102.7 million, or $0.61 per diluted share, for the year-ago quarter. The higher earnings per share in 2008 were primarily due to significantly lower interest expense and fewer shares outstanding compared with 2009. There were approximately 204.6 million fully diluted shares outstanding in the third quarter of 2009, compared with 170.0 million shares a year ago.

Third Quarter GAAP Segment Results
The Asia/Latin America segment had net sales of $413.8 million for the third quarter of 2009, up 3 percent from $400.1 million in 2008. Sales increased 10 percent from price and volume, and were reduced by 7 percent from foreign exchange. EBIT totaled $143.7 million, up 33 percent compared with $108.2 million for the year-ago quarter. Segment sales performance was driven by double-digit constant dollar sales growth in both Asia and Latin America. EBIT benefited from lower commodity costs, partially offset by higher investments in advertising and promotion.

The North America/Europe segment reported net sales of $286.0 million for the third quarter of 2009, down from $342.7 million in 2008. Volume reduced sales by 16 percent, foreign exchange accounted for 2 percent of the decline and price increased sales by 1 percent. EBIT totaled $90.3 million, compared with $115.6 million in the third quarter a year ago. This segment’s results reflect expected reductions in retail inventories in the United States and distributor inventories held by BMS in Europe, share losses and contraction of the infant formula market in the United States. EBIT benefited from lower commodity prices, offset by higher advertising and promotional spending in support of new products.

Third Quarter Non-GAAP Results
For the third quarter of 2009, non-GAAP net sales were down 5 percent to $699.8 million from $735.1 million a year earlier. Sales were down 1 percent, excluding the impact of foreign exchange. Non-GAAP EBIT was down slightly to $175.6 million in the third quarter of 2009 from $177.2 million. Non-GAAP net earnings attributable to shareholders increased in the quarter to $107.7 million, or $0.53 per diluted share, up from $102.4 million, or $0.50 per diluted share, for the same quarter a year ago. The non-GAAP effective tax rate (ETR) in the third quarter of 2009 was 28.6 percent versus 30.6 percent a year-ago.

Nine Month GAAP Results
For the nine months ended Sept. 30, 2009, net sales totaled $2,112.1 million, down from $2,174.7 million for the first nine months of 2008. EBIT increased to $566.6 million, up from $560.8 million a year earlier. Results for 2009 include $48.8 million of expenses associated with the IPO and separation from BMS’s IT systems and other specified costs, partially offset by an $11.9 million gain from the sale of an intangible asset reported in the second quarter and a $10 million patent settlement reported in the first quarter. Results for 2008 include $14.0 million of IPO costs. Factors affecting EBIT in the first nine months of 2009 include the benefit of lower commodity costs and productivity savings, offset by higher advertising and promotion spending and costs incurred as a public company.

Net earnings attributable to shareholders for the first nine months of 2009 totaled $335.6 million, compared with $347.5 million, for the same period a year ago. Interest expense in the first nine months of 2009 totaled $75.3 million, compared with $11.9 million the same period a year ago. Results for 2009 benefited from a lower ETR compared with 2008. The ETR for the first nine months of 2009 was 30.1 percent versus 35.5 percent for 2008. Earnings per diluted share for the first nine months of 2009 were $1.68, compared with $2.05 in 2008. The higher earnings per share in 2008 were due to significantly lower interest expense and fewer shares outstanding compared with 2009. There were approximately 199.3 million fully diluted shares outstanding in the first nine months of 2009, compared with 170.0 million shares in 2008.

Nine Month Non-GAAP Results
For the first nine months of 2009, non-GAAP net sales of $2,112.1 million were down 2 percent compared with 2008. Excluding foreign exchange, sales increased 4 percent. Non-GAAP EBIT increased to $593.5 million in the first nine months of 2009, up from $573.1 million in the prior year. Non-GAAP net earnings attributable to shareholders increased to $356.9 million, or $1.74 per diluted share, up 13 percent from $314.8 million, or $1.54 per diluted share, for the same period a year ago. The non-GAAP ETR in the first nine months of 2009 was 29.6 percent, compared with 35.2 percent for the first nine months a year ago.

Outlook for 2009
The company expects to report non-GAAP EPS in the range of $2.20 to $2.25 for 2009, which is at the high end of its previous range of $2.15 to $2.25, up 17 percent from the mid-point compared with $1.90 per share in 2008. Key assumptions underlying this non-GAAP estimate include: an increase in net sales of about 4 percent, excluding the effect of foreign exchange; EBIT margin expansion driven by higher gross margins, partially offset by greater investment in demand-generation spending; an ETR of approximately 30 percent; and 204.6 million fully diluted shares outstanding. Compared with the first three quarters of 2009, the fourth quarter will see significantly higher operating expense spending, as well as a reduction of distributor inventories held by BMS in Europe in advance of the transition to third-party distribution. The non-GAAP earnings guidance excludes specified IPO and other costs and the related effect on the tax rate, which is expected to total approximately $0.14 per share. Therefore, the GAAP estimate for 2009 is $2.06 to $2.11 per diluted share, compared with $2.32 per share in 2008.

Conference Call Scheduled
The company will host a conference call at 8:30 a.m. CDT today during which company executives will review third quarter financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at meadjohnson.com. To listen to the call, go to the Web site at least 15 minutes before the call and click on the Investors tab. Security analysts and investors wishing to participate by telephone should call 1-888-395-3241, pass code: Mead Johnson. Callers outside of North America should call +1-719-457-2606 to be connected. A replay of the conference call will be available through midnight CDT Thursday, Oct. 29, 2009, by calling 1-888-203-1112 or 1-719-457-0820, pass code: 7126624. The replay will also be available at meadjohnson.com.

Forward-Looking Statements
Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are identified by words such as “expects,” “intends” and “believes,” involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the adverse effect of commodity price increases; (4) increased competition from branded, private label, store and economy-branded products; (5) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (6) inventory reductions by customers; (7) the adverse effect of changes in foreign currency exchange rates; (8) the possibility of changes in the Women, Infant and Children (WIC) program, or increases in levels of participation in WIC; and (9) the ability to develop and market new, innovative products. For additional information on these and other factors, see the risk factors identified in the company’s periodic reports, including the annual report on Form 10-K for 2008, quarterly reports on Form 10-Q and current reports on Form 8-K, filed or furnished to the Securities and Exchange Commission, available upon request or at meadjohnson.com. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson
Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in 50 markets worldwide. The company’s mission is to create nutritional brands and products trusted to give infants and children the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to meadjohnson.com.

MEAD JOHNSON NUTRITION COMPANY CONSOLIDATED STATEMENTS OF EARNINGS (Dollars and shares in millions, except per share data) (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
NET SALES	$699.8	$742.8	$2,112.1	$2,174.7
COST OF PRODUCTS SOLD	244.6	287.9	728.3	812.0

GROSS PROFIT	455.2	454.9	1,383.8	1,362.7

MARKETING, SELLING AND ADMINISTRATIVE	164.0	173.9	482.2	465.0
ADVERTISING AND PRODUCT PROMOTION	105.2	97.0	282.7	276.3
RESEARCH AND DEVELOPMENT	17.6	17.8	51.3	51.5
OTHER (INCOME)/EXPENSES—NET	8.7	2.5	1.0	9.1

EARNINGS BEFORE INTEREST AND INCOME TAXES	159.7	163.7	566.6	560.8

INTEREST EXPENSE—NET	23.0	11.9	75.3	11.9

EARNINGS BEFORE INCOME TAXES	136.7	151.8	491.3	548.9
PROVISION FOR INCOME TAXES	(37.9)	(46.5)	(147.9)	(195.1)

NET EARNINGS	98.8	105.3	343.4	353.8
Less Net Earnings attributable to noncontrolling interests	(1.2)	(2.6)	(7.8)	(6.3)

NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$97.6	$102.7	$335.6	$347.5

Earnings per Common Share – Basic
Net Earnings attributable to shareholders	$0.48	$0.61	$1.68	$2.05

Earnings per Common Share – Diluted
Net Earnings attributable to shareholders	$0.48	$0.61	$1.68	$2.05

Weighted Average Common Shares Outstanding
Basic	204.5	170.0	199.3	170.0
Diluted	204.6	170.0	199.3	170.0

Dividends declared per Common Share	$0.20	$—	$0.50	$—

MEAD JOHNSON NUTRITION COMPANY SELECTED FINANCIAL STATEMENT INFORMATION (Dollars in millions) (UNAUDITED)

	September 30,	December 31,
	2009	2008
Cash and Cash Equivalents	$597.4	$—
Receivables—net of allowances of $6.3 and $7.0, respectively	269.3	262.7
Inventories	318.3	354.3
Accounts Payable	229.4	198.5
Related-Party Debt and Lease	1,785.8	2,000.0

	Nine Months Ended September 30,
	2009	2008
Depreciation and Amortization	$43.9	$38.1
Payments for Capital Expenditures	59.3	50.7

Factors Affecting Comparability – Adjusted Non-GAAP Financial Measures
This news release contains adjusted non-GAAP (non-GAAP) financial measures, including non-GAAP net sales, EBIT, earnings and earnings per share information, adjusted for factors that affect comparability due to the impact of the company’s IPO. The items included in GAAP measures, but excluded for the purpose of determining non-GAAP net sales, EBIT, earnings and earnings per share, are the impact of operating model adjustments and specified IPO and other costs. In addition, other adjusted items include interest expense due to changes in the capital structure, the ETR due to the impact of specified IPO and other costs on the tax rate, and the number of shares outstanding to reflect the increase in shares due to the IPO. Non-GAAP net sales, EBIT, earnings and earnings per share information adjusting for these items is an indication of the company’s underlying operating results and intended to enhance an investor’s overall understanding of the company’s financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. The tables that reconcile GAAP to non- GAAP disclosure and the accompanying footnotes follow:

MEAD JOHNSON NUTRITION COMPANY
ADJUSTED NON-GAAP OPERATING RESULTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 and 2008
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	2009	2008		% Change Due to
	Adjusted	Adjusted				Foreign
	Non-GAAP	Non-GAAP	% Change	Volume	Price	Exchange
Net Sales
Asia/Latin America	$413.8	$394.4	4.9%	3.3%	8.3%	-6.7%
North America/Europe	286.0	340.7	-16.1%	-15.6%	1.1%	-1.5%
Total	$699.8	$735.1	-4.8%	-5.5%	5.0%	-4.3%

Earnings Before Interest and Income Taxes
Asia/Latin America	$143.7	$108.9
North America/Europe	90.3	114.6
Corporate and Other	(58.4)	(46.3)
Total	$175.6	$177.2

Net Earnings Attributable to Shareholders	$107.7	$102.4

Earnings Per Common Share - Diluted:
Weighted Average Common Shares Outstanding - Diluted	204.6	204.5
Net Earnings Attributable to Shareholders	$0.53	$0.50

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	GAAP	Specified IPO & Other Costs (2)	Tax (4)	Adjusted Non-GAAP
Net Sales	$699.8			$699.8
Cost of Products Sold	244.6			244.6
Gross Profit	455.2			455.2

Marketing, Selling and Administrative	164.0	(12.5)		151.5
Advertising and Product Promotion	105.2			105.2
Research and Development	17.6			17.6
Other Expenses - net	8.7	(3.4)		5.3

Earnings Before Interest and Income Taxes	$159.7	$15.9		$175.6

Interest Expense	(23.0)			(23.0)
Provision for Income Taxes	(37.9)		$(5.8)	(43.7)
Net Earnings	$98.8			$108.9

Less: Net Earnings Attributable to Noncontrolling Interest	(1.2)			(1.2)

Net Earnings Attributable to Shareholders	$97.6			$107.7

Earnings Per Common Share - Diluted:
Weighted Average Common Shares Outstanding - Diluted	204.6			204.6
Net Earnings Attributable to Shareholders	$0.48			$0.53

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	GAAP	Operating Model Adjustments (1)	Specified IPO & Other Costs (2)	Interest Expense (3)	Tax (4)	Adjusted Non-GAAP
Net Sales	$742.8	(7.7)				$735.1
Cost of Products Sold	287.9	(3.7)				284.2
Gross Profit	454.9	(4.0)				450.9

Marketing, Selling and Administrative	173.9	(1.7)	(13.8)			158.4
Advertising and Product Promotion	97.0	(1.1)				95.9
Research and Development	17.8					17.8
Other Expenses - net	2.5	(0.9)				1.6

Earnings Before Interest and Income Taxes	$163.7	$(0.3)	$13.8			$177.2

Interest Expense	(11.9)			$(14.0)		(25.9)
Provision for Income Taxes	(46.5)				$0.2	(46.3)
Net Earnings	$105.3					$105.0

Less: Net Earnings Attributable to Noncontrolling Interest	(2.6)					(2.6)

Net Earnings Attributable to Shareholders	$102.7					$102.4

Earnings Per Common Share - Diluted: (5)
Weighted Average Common Shares Outstanding - Diluted	170.0					204.5
Net Earnings Attributable to Shareholders	$0.61					$0.50

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP SEGMENT REPORTING
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009
(Dollars in millions)
(UNAUDITED)

	Net Sales		Earnings Before Interest and Income Taxes
	GAAP	Adjusted Non-GAAP	GAAP	Specified IPO & Other Costs (2)	Adjusted Non-GAAP

Asia/Latin America	$413.8	$413.8	$143.7	$-	$143.7
North America/Europe	286.0	286.0	90.3	-	$90.3
Corporate and Other			(74.3)	15.9	(58.4)
Total	$699.8	$699.8	$159.7	$15.9	$175.6

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP SEGMENT REPORTING
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008
(Dollars in millions)
(UNAUDITED)

	Net Sales			Earnings Before Interest and Income Taxes
	GAAP	Operating Model Adjustments (1)	Adjusted Non-GAAP	GAAP	Operating Model Adjustments (1)	Specified IPO & Other Costs (2)	Adjusted Non-GAAP

Asia/Latin America	$400.1	$(5.7)	$394.4	$108.2	$0.7	$-	$108.9
North America/Europe	342.7	(2.0)	340.7	115.6	(1.0)	-	114.6
Corporate and Other				(60.1)		13.8	(46.3)

Total	$742.8	$(7.7)	$735.1	$163.7	$(0.3)	$13.8	$177.2

MEAD JOHNSON NUTRITION COMPANY
ADJUSTED NON-GAAP OPERATING RESULTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 and 2008
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	2009	2008		% Change Due to
	Adjusted	Adjusted				Foreign
	Non-GAAP	Non-GAAP	% Change	Volume	Price	Exchange
Net Sales
Asia/Latin America	$1,200.1	$1,119.6	7.2%	5.3%	10.8%	-8.9%
North America/Europe	912.0	1,029.8	-11.4%	-8.6%	0.0%	-2.8%
Total	$2,112.1	$2,149.4	-1.7%	-1.4%	5.6%	-6.0%

Earnings Before Interest and Income Taxes
Asia/Latin America	$438.5	$360.6
North America/Europe	310.5	354.7
Corporate and Other	(155.5)	(142.2)
Total	$593.5	$573.1

Net Earnings Attributable to Shareholders	$356.9	$314.8

Earnings Per Common Share - Diluted:
Weighted Average Common Shares Outstanding - Diluted	204.6	204.5
Net Earnings Attributable to Shareholders	$1.74	$1.54

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP RESULTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	GAAP	Specified IPO & Other Costs (2)	Tax (4)	Adjusted Non-GAAP
Net Sales	$2,112.1			$2,112.1
Cost of Products Sold	728.3			728.3
Gross Profit	1,383.8			1,383.8

Marketing, Selling and Administrative	482.2	(36.6)		445.6
Advertising and Product Promotion	282.7			282.7
Research and Development	51.3			51.3
Other Expenses - net	1.0	9.7		10.7

Earnings Before Interest and Income Taxes	$566.6	$26.9		$593.5

Interest Expense	(75.3)			(75.3)
Provision for Income Taxes	(147.9)		$(5.6)	(153.5)

Net Earnings	$343.4			$364.7
Less: Net Earnings Attributable to Noncontrolling Interest	(7.8)			(7.8)

Net Earnings Attributable to Shareholders	$335.6			$356.9

Earnings Per Common Share - Diluted: (5)
Weighted Average Common Shares Outstanding - Diluted	199.3			204.6
Net Earnings Attributable to Shareholders	$1.68			$1.74

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP RESULTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	GAAP	Operating Model Adjustments (1)	Specified IPO & Other Costs (2)	Interest Expense (3)	Tax (4)	Adjusted Non-GAAP
Net Sales	$2,174.7	(25.3)				$2,149.4
Cost of Products Sold	812.0	(10.8)				801.2
Gross Profit	1,362.7	(14.5)				1,348.2

Marketing, Selling and Administrative	465.0	(5.5)	(14.0)			445.5
Advertising and Product Promotion	276.3	(5.3)				271.0
Research and Development	51.5					51.5
Other Expenses - net	9.1	(2.0)				7.1

Earnings Before Interest and Income Taxes	$560.8	$(1.7)	$14.0			$573.1

Interest Expense	(11.9)			$(65.9)		(77.8)
Provision for Income Taxes	(195.1)				$20.9	(174.2)
Net Earnings	$353.8					$321.1

Less: Net Earnings Attributable to Noncontrolling Interest	(6.3)					(6.3)
Net Earnings Attributable to Shareholders	$347.5					$314.8

Earnings Per Common Share - Diluted: (5)
Weighted Average Common Shares Outstanding - Diluted	170.0					204.5
Net Earnings Attributable to Shareholders	$2.05					$1.54

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP SEGMENT REPORTING
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009
(Dollars in millions)
(UNAUDITED)

	Net Sales		Earnings Before Interest and Income Taxes
	GAAP	Adjusted Non-GAAP	GAAP	Specified IPO & Other Costs (2)	Adjusted Non-GAAP
Asia/Latin America	$1,200.1	$1,200.1	$438.5	$-	$438.5
North America/Europe	912.0	912.0	310.5	-	310.5
Corporate and Other			(182.4)	26.9	(155.5)
Total	$2,112.1	$2,112.1	$566.6	$26.9	$593.5

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF ADJUSTED NON-GAAP SEGMENT REPORTING
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008
(Dollars in millions)
(UNAUDITED)

	Net Sales			Earnings Before Interest and Income Taxes
	GAAP	Operating Model Adjustments (1)	Adjusted Non-GAAP	GAAP	Operating Model Adjustments (1)	Specified IPO & Other Costs (2)	Adjusted Non-GAAP
Asia/Latin America	$1,138.7	$(19.0)	$1,119.7	$359.4	$1.2	$-	$360.6
North America/Europe	1,036.0	(6.3)	1,029.7	357.6	(2.9)	-	354.7
Corporate and Other				(156.2)		14.0	(142.2)
Total	$2,174.7	$(25.3)	$2,149.4	$560.8	$(1.7)	$14.0	$573.1

Notes to Tables Reconciling GAAP and Non-GAAP Results

(1) Operating Model Adjustments for 2008
In Brazil, the company’s ability to operate a new stand-alone subsidiary was delayed until late in the third quarter of 2009. Prior to that time, BMS distributed and recorded sales for Mead Johnson products. Mead Johnson conducted marketing activities and recorded service revenue equal to the company’s marketing costs plus a markup. In Europe, the company will transition from using BMS to distribute products to a third-party distributor model. This will reduce net sales by the amount of the distributors’ margin and lower costs for distribution-related expenses that historically have been recorded in marketing, selling and administrative expenses. In Mexico, the company’s business will be operated through a newly formed operating subsidiary that is expected to incur higher profit sharing costs than were allocated to Mead Johnson when it was operated within a BMS legal entity.

(2) Specified IPO and Other Costs
Results for the third quarter of 2009 include $2.1 million of IPO costs, $5.1 million of IT separation costs and $8.7 million of other specified costs. Results for the first nine months of 2009 include $21.9 million of IPO, $9.4 million of IT separation costs and $17.5 million of other specified costs, offset by a $10.0 million patent settlement and an $11.9 million gain on an asset sale. Included in other specified costs for the third quarter and first nine months of 2009 are litigation expenses for costs associated with the defense of a lawsuit filed against the company’s subsidiary, Mead Johnson & Company, by PBM Products, LLC (PBM) and two purported consumer class action suits seeking to take advantage of the PBM matter. In the underlying suit filed in the U.S. District Court in Virginia, PBM, a distributor of store brand infant formulas and nutritionals, alleges, among other things, false and misleading advertising with respect to certain Mead Johnson product advertising. The suit, filed in April 2009, is scheduled for trial in early November 2009. The company believes the claims lack merit, is vigorously defending the lawsuit and has filed counterclaims against PBM and its CEO, Paul Manning. The two purported class actions lawsuits were filed in California and Massachusetts, each citing the PBM complaint as support for allegations that false and misleading advertising has resulted in financial injury to consumers. The company denies all allegations and will defend these cases. The third quarter and first nine months of 2008 include $13.8 million and $14.0 million of IPO and separation costs, respectively.

(3) Interest Expense
The company had interest expense of $23.0 million and $75.3 million for the third quarter and first nine months of 2009, respectively. The company had $11.9 million of interest expense in the third quarter and first nine months of 2008.

(4) Effective Tax Rate
The company’s effective tax rate (ETR) for the third quarters of 2009 and 2008 was 27.7 percent and 30.6 percent, respectively. Adjusting for the non-deductibility of certain IPO costs, the non-GAAP ETR for the third quarters of 2009 and 2008 was 28.6 percent and 30.6 percent, respectively. The company’s ETR for the first nine months of 2009 and 2008 was 30.1 percent and 35.5 percent, respectively. Adjusting for the non-deductibility of certain IPO costs, the non-GAAP ETR for the first nine months of 2009 and 2008 was 29.6 percent and 35.2 percent, respectively.

5) Shares Outstanding
Prior to Feb. 10, 2009, there were 170.0 million shares of common stock outstanding. The company issued an additional 34.5 million shares of common stock in the IPO.

CONTACT:
Mead Johnson Nutrition Company
Investors:
Kathryn Chieger, 847-832-2419
kathryn.chieger@mjn.com
or
Media:
Christopher Perille, 847-832-2178
chris.perille@mjn.com